Exhibit 10.1

Amendment to Employment Agreement

This Amendment to Employment Agreement (the “Amendment”) is dated as of September 28, 2023 (the “Effective Date”) and is between Cano Health, LLC (d/b/a Cano Health), a Florida limited liability company (the “Company”) and Eladio Gil, an individual (the “Executive”). The Company and the Executive may each be referred to as a “Party” and collectively as the “Parties.”

RECITALS:

WHEREAS, the Parties entered into an Employment Agreement dated as of May 19th, 2023 with a commencement date of May 28, 2023 (as amended by this Amendment, the “Employment Agreement”) pursuant to which the Company agreed to employ the Executive, on an at-will basis, to serve as the Company’s Senior Vice President Operational Finance.

WHEREAS, the Parties wish to amend the Employment Agreement on the terms and conditions as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which the Parties acknowledge, the Parties agree as follows:

1.

As of the Effective Date, paragraph 1(b) of the Employment Agreement is amended to reflect that the Executive shall no longer serve as the Company’s Senior Vice President Operational Finance. As of the Effective Date, paragraph 1(b) of the Employment Agreement is amended to reflect that the Executive shall serve as the Company’s Interim Chief Financial Officer, and he shall perform the duties customarily performed by the chief financial officer of a publicly traded company, as well as such other additional duties as may from time to time be prescribed by the Company’s Chief Executive Officer (the “CEO”) or the Company’s Board of Directors (the “Board”), in their respective discretion.

2.	As of the Effective Date, the Executive’s annualized Base Salary is $300,000 and paragraph 2(a) of the Employment Agreement is amended accordingly.

3.	Paragraph 2(b) of the Employment Agreement is deleted in its entirety and replaced with the following:

(b) Incentive Compensation.

(i)

The Executive shall be eligible to receive cash incentive compensation as determined by the Compensation Committee or the Board, pursuant to the CEO’s recommendation, from time to time (“Incentive Compensation”). The Executive’s target annual Incentive Compensation shall be 35% of his Base Salary (referred to herein as the “Target Bonus”), subject to increase as determined by the CEO or the Board or the Compensation Committee in their sole discretion, and which will be pro-rated at 25% for the period January 1, 2023 through the day prior to the Effective Date and at 35% from the Effective Date until December 31, 2023, using 365 days in a year. Except as may be set forth in the Cano Health, Inc. Senior Executive Bonus Plan (the “Bonus Plan”)

and/or any applicable Incentive Compensation plan, the actual amount to be paid to the Executive as Incentive Compensation, if any, shall be determined in the sole discretion of the CEO, the Board, and/or the Compensation Committee, applying corporate performance targets and other criteria substantially similar to the targets and other criteria applied when determining incentive compensation for the Company’s other executive officers, such criteria which shall include, without limitation, corporate financial performance and individual performance. The Executive agrees that any Incentive Compensation payments will be made following the end of the applicable performance period after the Board or Compensation Committee determines in its discretion whether corporate performance goals have been met, whether bonuses, if any, will be paid and if so in what amounts, and pursuant to the terms of the Bonus Plan and/or any applicable Incentive Compensation plan. Such decisions will be made according to normal Board or Committee processes and calculations that are uniformly applied to all senior executives participating in the Bonus Plan. Except as may be provided by the Board or the Compensation Committee, or as may otherwise be set forth in the Bonus Plan, any applicable Incentive Compensation plan or this Agreement, the Executive will not be deemed to have earned, and will not be paid, any Incentive Compensation in respect of a bonus fiscal period unless the Executive is actively employed by the Company on the date on which the Company is paying its other senior executives under such bonus program.

(ii)

The Executive acknowledges that he has received and reviewed a copy of the Cano Health, Inc. Executive Compensation Recovery Policy (as may be amended from time to time, the “Clawback Policy”) and has been given an opportunity to ask questions about the Clawback Policy and review it with his counsel. The Executive knowingly, voluntarily and irrevocably consents to and agrees to be bound by and subject to the Clawback Policy’s terms and conditions, including that he will return any Erroneously Awarded Compensation that is required to be repaid in accordance with the Policy. The Executive further acknowledges, understands and agrees that (i) the compensation that he receives, have received from and after October 2, 2023 or may become entitled to receive from the Company is subject to the Clawback Policy, and the Clawback Policy may affect such compensation and (ii) he has no right to indemnification, insurance payments or other reimbursement by or from the Company for any compensation that is subject to recoupment and/or forfeiture under the Clawback Policy. Capitalized terms used but not defined herein have the meanings set forth in the Clawback Policy.

4.	Paragraph 2(c) of the Employment Agreement is deleted in its entirety and replaced with the following:

(c)(i) Annual Equity Award. Subject to approval by the Compensation Committee or the Board, pursuant to the CEO’s recommendation, the Executive shall be eligible to receive an annual equity award with a target value of $400,000 (the “Target Annual Equity Award Value”) at substantially the same time as annual equity awards are granted to the Company’s other executive officers, which shall be subject to the terms and conditions of the 2021 Stock Option and Incentive Plan (as it may be amended, the “2021 Stock Plan”) (or any successor, replacement or additional equity compensation plan as may be approved from time to time by the Board or Compensation Committee and, to the extent applicable, the Parent’s stockholders (a “Successor Stock Plan”)) and shall be comprised of a stock option to purchase Class A common stock of the Parent (“Parent Stock”), subject to the Company’s form of Non-Qualified Stock Option Agreement (or, if applicable, any Non-Qualified Stock Option Agreement adopted for a Successor Stock Plan) and/or service-based and performance-based restricted stock units (“RSUs”) in respect of Parent Stock, subject to the Company’s form of award agreements in respect of service-based and performance-based RSUs (or, in each case, if applicable, any Restricted Stock Unit Award Agreement adopted for a Successor Stock Plan) (in the case of the award agreement for each of a stock option, service-based RSU and performance-based RSU, with such adjustments thereto, including, without limitation, with respect to the vesting schedule and any performance goals and/or hurdles, as may be determined by the Board or Compensation Committee in its respective sole discretion), as allocated among stock options and service-based and performance-based RSUs, as determined by the Compensation Committee or the Board, pursuant to the CEO’s recommendation. The Target Annual Equity Award Value will be pro-rated at the annualized rate of $75,000 the period January 1, 2023 through the day prior to the Effective Date and at the annualized rate of $400,000 from the Effective Date until December 31, 2023, using 365 days in the year.

(ii) One-Time RSU Grant. At the time of the Company’s next quarterly grant cycle, Executive shall receive a promotional equity grant of $100,000 in the form of time-based restricted stock units in respect of Parent Stock, subject to the terms and conditions of the 2021 Stock Plan and the Company’s applicable form of Restricted Stock Unit Award Agreement, which shall vest on November 10, 2024, provided Executive is still employed with the Company as of that date.

5.

The references in the Employment Agreement (i) in Section 1(b) to “Section 7” shall be amended to refer to “Section 6;” (ii) in Section 3(f) to “Section 7” shall be amended to refer to “Section 6;” (iii) in Section 5(c) to “Section 6(c)” shall be amended to refer to “Section 5(c);” (iv) in Section 6(c)(iii) to “Section 7” shall be amended to refer to “Section 6;” (v) in Section 7 to “Section 8” shall be amended to refer to “Section 7” and to “Section 7” shall be amended to refer to “Section 6;” (vi) in Section 8 to “Section 8 of this Agreement” shall be amended to refer to “Section 6;” and (vii) in Section 13 to “Section 7” shall be amended to refer to “Section 6.”

6.	All compensation and other benefits described herein is and will be subject to any current or future plans, policies or procedures.

7.	Except as set forth herein, all other terms and conditions of the Employment Agreement remain in force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment effective as of the Effective Date.

CANO HEALTH, LLC

By:	/s/ Jennifer Hevia
Jennifer Hevia
Its: Chief People Officer
Date: September 28, 2023

EXECUTIVE

By:	/s/ Eladio Gil
Eladio Gil
Date: September 28, 2023